Exhibit 21 — Subsidiaries of the Company, Jurisdiction of Incorporation, and Percentage of Ownership

1.	U.S. Global Investors (Bermuda) Ltd. - incorporated in Bermuda and wholly owned by the Company
2.	U.S. Global Brokerage, Inc. – incorporated in Texas and wholly owned by the Company
3.	U.S. Global Investors (Canada) Ltd. – incorporated in Canada and wholly owned by the Company
4.	U.S. Global Indices, LLC – incorporated in Texas and wholly owned by the Company
5.	Galileo Global Equity Advisors Inc. – incorporated in Canada and 65 percent owned by U.S. Global Investors (Canada) Ltd.